SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



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     240.14a-12

                            POOL ENERGY SERVICES CO.
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                (Name of Registrant as Specified in Its Charter)

                            POOL ENERGY SERVICES CO.
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                   (Name of Person(s) Filing Proxy Statement)



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[POOL ENERGY LETTERHEAD]

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                                                               December 15, 1998

DEAR SHAREHOLDER:

     As you know, Nabors Industries is trying to buy your company for a fraction of the replacement value of its assets, at a time when oil service company stocks are severely depressed. In the letter we sent you on November 27, we told you that as part of Nabors' takeover tactics, it has called a special meeting on January 12 to ask you to vote on its non-binding resolution recommending that Pool's Board of Directors arrange for the sale of Pool and take all necessary actions to effect a sale.

     The enclosed Proxy Statement describes in more detail the background of the Nabors proposal, our response, and the reasons why we believe that Nabors' proposal is not in your best interest.

     WE BELIEVE THAT NABORS' TACTIC IS NOTHING MORE THAN AN EFFORT TO GAIN A STRATEGIC ADVANTAGE IN ITS ATTEMPT TO BUY YOUR COMPANY ON TERMS THAT YOUR BOARD BELIEVES DO NOT REPRESENT THE BEST VALUE FOR SHAREHOLDERS. WE URGE YOU TO REJECT THE NABORS RESOLUTION AND TO SIGN THE ENCLOSED GOLD PROXY CARD VOTING AGAINST THE NABORS PROPOSAL. PLEASE DO NOT SIGN ANY CARD SENT TO YOU BY NABORS.

               WE ASK YOU TO CONSIDER THE REASONS WHY WE BELIEVE
            YOU SHOULD REJECT NABORS' SELF-SERVING TAKEOVER TACTICS

o NABORS HAS ALREADY STARTED A CREEPING ACQUISITION BY PURCHASING OVER 10 PERCENT OF YOUR COMPANY IN THE OPEN MARKET WITHOUT PAYING ANY PREMIUM.

o Nabors has a history of buying companies and assets that are severely undervalued. While this has been advantageous to Nabors, it is a tactic that does not reward shareholders of the acquired company. Your Board will not surrender the value inherent in your Company for the benefit of Nabors and its shareholders.

o As of December 14, the implied value of Nabors' proposal to acquire your Company is actually a discount of approximately 55 percent from the closing price of the common stock less than eight months ago, before the precipitous drop in the price of oilfield service stocks as an industry sector. Keep in mind that while Pool's stock price dropped 83 percent from October 9, 1997 to October 9, 1998 (the last trading day before Nabors' proposal to buy your Company), NABORS' STOCK PRICE DROPPED 72 PERCENT DURING THE SAME PERIOD. THIS IS CLEARLY NOT A SMART TIME TO BE A SELLER.

o Nabors' actions are inherently disruptive. They are intended to distract your Board and management from devoting time and financial resources to the continued pursuit of our successful strategic plan. Our ongoing objective is to be completely focused on growing the business and thereby increasing shareholder value. Nabors is trying to deflect us from that goal.

     For these reasons, your Board has unanimously and unequivocally rejected Nabors' proposal to acquire Pool Energy Services. Your Board will not be stampeded or coerced into approving a sale of the Company on terms that in its reasonable business judgment do not maximize shareholder value.

     SINCE OUR FIRST LETTER, OUR CONVICTION HAS ONLY INTENSIFIED. IN OUR DECEMBER 2 MEETING, AFTER CONSIDERING THE NABORS RESOLUTION AND THE PREVIOUS CORRESPONDENCE FROM NABORS, YOUR BOARD REAFFIRMED ITS COMMITMENT TO ENHANCE SHAREHOLDER VALUE THROUGH CONTINUED IMPLEMENTATION OF THE COMPANY'S SUCCESSFUL STRATEGIC PLAN.

     The Board reached the following conclusions concerning its beliefs about the Nabors proposal and about the best way to enhance value for shareholders:

o The Company's current strategy is a sound one that has been well executed, bringing strong growth and enhanced margins since our strategic plan was adopted in May 1994. Although Nabors asserts that its share price has appreciated over a defined period compared to a decrease in Pool's shares, NABORS NEGLECTS TO POINT OUT POOL'S 460% INCREASE FROM THE TIME OF THE ADOPTION OF ITS STRATEGIC PLAN UP UNTIL THE GENERAL COLLAPSE OF OIL PRICES AND OILFIELD SERVICES COMPANY STOCKS IN THE FALL OF 1997.

o The Board reaffirmed its commitment to enhancing shareholder value through the continued successful implementation of the strategic plan, including completing acquisitions on a larger scale than those that the Company has effected to date, as the best way to further enhance shareholder value.

o We have a strong and independent Board guiding Pool Energy's future. Other than Jim Jongebloed, who serves as chairman, president, and chief executive officer of the Company, all of Pool's directors ARE OUTSIDE, INDEPENDENT DIRECTORS WITH EXTENSIVE BUSINESS EXPERIENCE.

o Your Board has been and will continue to be willing to evaluate any alternative that it believes delivers to Pool's shareholders superior value to that provided by Pool's own growth strategies. NABORS' ACQUISITION PROPOSAL IS CLEARLY NOT SUCH AN ALTERNATIVE.

     These conclusions, and other reasons why we believe you should reject the Nabors proposal, are discussed more fully in the enclosed Proxy Statement.

     IT IS IMPORTANT THAT YOU BE FULLY INFORMED ABOUT THE NATURE OF NABORS' ACTIONS, AND OF THE SOUNDNESS OF POOL'S DETERMINATION TO REMAIN ON ITS STATED COURSE. WE THEREFORE URGE YOU TO VOTE THE ENCLOSED GOLD PROXY CARD.

     We remain convinced that by continuing and accelerating our strategic initiatives, we can return to the growth rates we experienced prior to when the overall collapse of oil prices triggered the dramatic decline in trading values that has impacted oilfield service company stocks generally. By doing so, we can better assure our shareholders will receive maximum value for their shares instead of a firesale price at a trough of the business cycle.

     Thank you for your support and continued interest as we work together to build the value you deserve from your investment in Pool Energy.

                                             On Behalf of the Board of Directors

                                                                      Sincerely,

                                                            /s/ J. T. JONGEBLOED
                                                                J. T. JONGEBLOED
                                Chairman, President and Chief Executive Officer


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     If you have any  questions  or need  assistance  in voting  your GOLD proxy card, please contact:

                                    MACKENZIE
                                 PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
             CALL TOLL-FREE (800) 322-2885 OR (212) 929-5500 COLLECT
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